EXHIBIT 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated March 1, 2018, relating to the financial statements and financial statement schedules of Alexander & Baldwin, Inc. and subsidiaries, and the effectiveness of Alexander & Baldwin Inc. and subsidiaries’ internal control over financial reporting, appearing in or incorporated by reference in the Annual Report on Form 10-K of Alexander & Baldwin, Inc. for the year ended December 31, 2017, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

Honolulu, Hawaii

March 5, 2018